EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of Kforce Inc. and subsidiaries and the effectiveness of Kforce Inc. and subsidiaries' internal control over financial reporting dated February 24, 2017, appearing in the Annual Report on Form 10-K of Kforce Inc. and subsidiaries for the year ended December 31, 2016.
/s/ Deloitte & Touche LLP
Tampa, Florida
April 28, 2017